Exhibit 4.20
FIRST SUPPLEMENTAL INDENTURE
between
THE PROGRESSIVE CORPORATION
and
THE BANK OF NEW YORK TRUST COMPANY, N.A.
as Trustee
Supplemental to Junior Subordinated Indenture
dated as of June 21, 2007

FIRST SUPPLEMENTAL INDENTURE
First Supplemental Indenture, dated as of June 21, 2007 (the “First Supplemental Indenture”), between The Progressive Corporation, an Ohio corporation (the “Issuer”), having its principal office at 6300 Wilson Mills Road, Mayfield Village, Ohio 44143, and The Bank of New York Trust Company, N.A., a national banking association, as trustee (hereinafter called the “Trustee”).
RECITALS OF THE ISSUER
The Issuer and the Trustee entered into a Junior Subordinated Indenture, dated as of June 21, 2007 (the “Indenture”).
Section 8.1 of the Indenture provides that the Issuer and the Trustee, without the consent of any Holder, may enter into a supplemental indenture to establish the form or terms of Securities of any series as permitted by Section 2.3 thereof.
Pursuant to Section 2.3 of the Indenture, the Issuer desires to provide for the establishment of a series of Securities under the Indenture, and the form and terms thereof, as hereinafter set forth.
The Issuer has requested that the Trustee execute and deliver this First Supplemental Indenture. The Issuer has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Section 2.4 of the Indenture to the effect, among other things, that all conditions precedent provided for in the Indenture to the Trustee’s execution and delivery of this First Supplemental Indenture have been complied with. All acts and things necessary have been done and performed to make this First Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects.
NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH: For and in consideration of the premises and the purchase of the Debentures (as herein defined) by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Debentures, as follows:
ARTICLE ONE
Definitions
Section 1.01. Definitions
For all purposes of this First Supplemental Indenture, except as otherwise expressly provided herein or unless the context otherwise requires:
(a) Terms defined in the Indenture have the same meanings when used in this First Supplemental Indenture unless otherwise defined herein.
(b) The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.

(c) The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision, and any reference to an Article, Section or other subdivision refers to an Article, Section or other subdivision of this First Supplemental Indenture unless otherwise specified.
(d) Any reference herein to “interest” shall include any Additional Interest, except where the context requires otherwise.
In addition, the following terms used in this First Supplemental Indenture have the following respective meanings:
“Additional Interest” means the interest, if any, that shall accrue on any interest on the Debentures the payment of which has not been made on the applicable Interest Payment Date, compounded on each subsequent Interest Payment Date.
“Applicable Spread” means (i) with respect to a redemption of all outstanding Debentures in connection with a Tax Event, 0.50%, (ii) with respect to a redemption of all outstanding Debentures in connection with a Rating Agency Event, 0.50% and (iii) in all other cases, 0.25%.
“Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed, (iii) a day on which the corporate trust office of the Trustee is closed for business or (iv) on or after June 15, 2017, a day that is not a London Banking Day.
“Business Combination” means any transaction that is subject to Section 9.1 of the Indenture.
“Calculation Agent” means, with respect to the Debentures, The Bank of New York Trust Company, N.A., or any other firm appointed by the Issuer, acting as calculation agent in respect of the Debentures.
“Commercially Reasonable Efforts” to sell Qualifying Capital Securities means commercially reasonable efforts to complete the offer and sale of Qualifying Capital Securities to Persons other than Subsidiaries in public offerings or private placements, provided that the Issuer shall not be considered to have made Commercially Reasonable Efforts to effect a sale of Qualifying Capital Securities if it determines not to pursue or complete such sale solely due to pricing, coupon, dividend rate or dilution considerations.
“Common Equity Issuance Cap” has the meaning specified in Section 2.06(a).

“Common Shares” means (i) the Issuer’s common shares, including common shares issued pursuant to any dividend reinvestment plan or the Issuer’s employee benefit plans, (ii) a security of the Issuer ranking upon the Issuer’s liquidation, dissolution or winding up junior to Qualifying Non-Cumulative Preferred Shares and pari passu with the common shares that tracks the performance of, or relates to the results of, a business, unit or division of the Issuer or its Subsidiaries, and (iii) any securities issued in exchange for the securities described in clause (i) or (ii) above in connection with a merger, consolidation, binding share exchange, business combination, recapitalization or other similar event.
“Current Stock Market Price” means, with respect to the Common Shares on any date, (i) the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date (a) as reported in composite transactions by the New York Stock Exchange or (b) if the Common Shares are not then listed on the New York Stock Exchange on such date, as reported by the principal U.S. securities exchange on which the Common Shares are traded or quoted or (ii) if the Common Shares are not listed on any U.S. securities exchange on such date, the last quoted bid price for the Common Shares in the over-the-counter market on such date as reported by the National Quotation Bureau or similar organization or (iii) if the Common Shares are not so quoted, the average of the mid-point of the last bid and ask prices for the Common Shares on such date from each of at least three nationally recognized independent investment banking firms selected by the Issuer for this purpose.
“Date of QCS Notice” has the meaning specified in Section 2.02(a).
“Debentures” has the meaning specified in Section 2.01(a).
“Deferral Period” means the period commencing on an Interest Payment Date with respect to which the Issuer elects to defer interest pursuant to Section 2.05 and ending on the earlier of (i) the tenth anniversary of that Interest Payment Date or (ii) the next Interest Payment Date on which the Issuer has paid all deferred interest and all other accrued interest on the Debentures.
“Depositary” means, with respect to the Securities of any series issuable or issued in whole or in part in the form of one or more Global Securities, The Depository Trust Company (or any successor thereto).
“Eligible Proceeds” means, for each relevant Interest Payment Date, the net proceeds (after deducting underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale) the Issuer has received during the 180-day period prior to such Interest Payment Date from the issuance or sale of Qualifying APM Securities (excluding sales of Qualifying Non-Cumulative Preferred Shares and Mandatorily Convertible Preferred Shares in excess of the Preferred Shares Issuance Cap) to Persons that are not Subsidiaries.
“Final Maturity Date” has the meaning specified in Section 2.02(b).
“First Supplemental Indenture” means this instrument as originally executed or as it from time to time may be supplemented or amended by one or more agreements supplemental hereto.

“Fixed Rate Portion” has the meaning specified in Section 2.06(a).
“Global Security” means a Security evidencing all or part of a series of Debentures, issued to the Depositary or its nominee for such series, and registered in the name of such Depositary or its nominee.
“Indenture” has the meaning specified in the Recitals.
“Intent-Based Replacement Disclosure” has the meaning specified in the Replacement Capital Covenant.
“Interest Payment Dates” has the meaning specified in Section 2.04.
“Interest Period” means a Semi-Annual Interest Period or a Quarterly Interest Period, as the case may be.
“Issuer” has the meaning specified in the Recitals.
“LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Quarterly Interest Period.
“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.
“Make-Whole Redemption Price” means, with respect to a redemption of the Debentures in whole or in part, the present value of a principal payment on June 15, 2017 and scheduled payments of interest that would have accrued from the Redemption Date to June 15, 2017 on the Debentures being redeemed, discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate (as determined and provided to the Issuer by the Treasury Dealer) plus the Applicable Spread, plus accrued and unpaid interest to the Redemption Date.
“Mandatorily Convertible Preferred Shares” means Preferred Shares with (i) no prepayment obligation of the liquidation preference on the part of the Issuer, whether at the election of the holders or otherwise, and (ii) a requirement that the Preferred Shares mandatorily convert into Common Shares within three years from the date of its issuance at a conversion ratio within a range established at the time of issuance of such Preferred Shares.
“Market Disruption Event” means, with respect to the issuance or sale of Qualifying Capital Securities pursuant to Section 2.02 or Qualifying APM Securities pursuant to Section 2.06, the occurrence or existence of any of the following events or set of circumstances:
(i) Trading in securities generally, or in shares of the Issuer’s securities specifically, on the New York Stock Exchange or any other national securities exchange or in the over-the-counter market on which Qualifying APM Securities or Qualifying Capital Securities, as the case may be, are then listed or traded shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the United States Securities and Exchange Commission, by the relevant exchange or by any other regulatory agency or governmental body having jurisdiction such that trading shall have been materially disrupted;

(ii) The Issuer would be required to obtain the consent or approval of the Issuer’s shareholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue or sell Qualifying APM Securities pursuant to Section 2.06 or to issue Qualifying Capital Securities pursuant to Section 2.02, as the case may be, and such consent or approval has not yet been obtained notwithstanding the Issuer’s commercially reasonable efforts to obtain such consent or approval;
(iii) A banking moratorium shall have been declared by the federal or state authorities of the United States such that the issuance of, or market trading in, the Qualifying APM Securities or the Qualifying Capital Securities, as applicable, has been disrupted or ceased;
(iv) A material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States such that the issuance of, or market trading in, the Qualifying APM Securities or the Qualifying Capital Securities, as applicable, has been disrupted or ceased;
(v) The United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis such that, in any such case, the issuance of, or market trading in, the Qualifying APM Securities or the Qualifying Capital Securities, as applicable, has been disrupted or ceased;
(vi) There shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States shall be such that the issuance of, or market trading in, Qualifying APM Securities or Qualifying Capital Securities, as applicable, shall have been materially disrupted;
(vii) An event occurs and is continuing as a result of which the offering document for such offer and sale of Qualifying APM Securities or Qualifying Capital Securities, as the case may be, in the reasonable judgment of the Issuer, would contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (x) the disclosure of that event at such time, in the reasonable judgment of the Issuer, is not otherwise required by law and would have a material adverse effect on the business of the Issuer or (y) the disclosure relates to a previously undisclosed proposed or pending material business transaction, provided that no single suspension period contemplated by this clause (vii) shall exceed 90 consecutive days and multiple suspension periods contemplated by this clause (vii) shall not exceed an aggregate of 180 days in any 360-day period; or
(viii) The Issuer reasonably believes that the offering document for such offer and sale of Qualifying APM Securities or Qualifying Capital Securities, as the case may be, would not be in compliance with a rule or regulation of the United States Securities and

Exchange Commission (for reasons other than those referred to in clause (vii) above), and the Issuer determines it is unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period contemplated by this clause (viii) shall exceed 90 consecutive days and multiple suspension periods contemplated by this clause (viii) shall not exceed an aggregate of 180 days in any 360-day period.
“Pari Passu Securities” means debt securities of the Issuer that rank in right of payment upon liquidation on a parity with the Debentures, and includes the Debentures.
“Permitted Remedies” has the meaning specified in the Replacement Capital Covenant.
“Preferred Shares” means the preferred shares of the Issuer.
“Preferred Shares Issuance Cap” has the meaning specified in Section 2.06(a).
“Qualifying APM Securities” means Common Shares, Qualifying Non-Cumulative Preferred Shares, Qualifying Warrants and Mandatorily Convertible Preferred Shares, provided that the Issuer may amend this definition in accordance with Section 2.06(e).
“Qualifying Capital Securities” has the meaning specified in the Replacement Capital Covenant.
“Qualifying Non-Cumulative Preferred Shares” means the Issuer’s non-cumulative Preferred Shares that (w) rank pari passu with or junior to all of the Issuer’s other Preferred Shares, (x) are perpetual, (y) are subject to (a) a Qualifying Replacement Capital Covenant or (b) both (i) mandatory suspension of dividends in the event the Issuer breaches certain financial metrics specified in the offering documents relating to such Preferred Shares and (ii) Intent-Based Replacement Disclosure, and (z) as to which, in both clauses (a) and (b) the transaction documents for such Preferred Shares shall provide for no remedies as a consequence of non-payment of distributions other than Permitted Remedies.
“Qualifying Replacement Capital Covenant” has the meaning specified in the Replacement Capital Covenant.
“Qualifying Warrants” means any net share-settled warrants to purchase Common Shares (i) which have an exercise price at the time of issuance greater than the Current Shares Market Price and (ii) which the Issuer is not entitled to redeem for cash and the holders of which are not entitled to require the Issuer to purchase for cash in any circumstances.
“Quarterly Interest Payment Date” shall have the meaning specified in Section 2.04.
“Quarterly Interest Period” means the period beginning on and including June 15, 2017 and ending on but excluding the next Interest Payment Date and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next Interest Payment Date.

“Rating Agency Event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934 that then publishes a rating for the Issuer (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Debentures, which amendment, clarification or change results in:

(i)
the shortening of the length of time the Debentures are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the issue date of the Debentures, or

(ii)
the lowering of the equity credit (including up to a lesser amount) assigned to the Debentures by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the issue date of the Debentures.

“Redemption Date” has the meaning specified in Section 4.01.
“Redemption Price” has the meaning specified in Section 4.01.
“Regular Record Date” means (i) with respect to a Semi-Annual Interest Payment Date, June 1 or December 1, as the case may be, immediately preceding the relevant Semi-Annual Interest Payment Date, and (ii) with respect any Quarterly Interest Payment Date, March 1, June 1, September 1 and December 1, as the case may be, immediately preceding the relevant Quarterly Interest Payment Date.
“Repayment Date” means the Scheduled Maturity Date, each Quarterly Interest Payment Date thereafter until the Issuer shall have repaid or redeemed all of the Debentures and, to the extent that any principal is repaid thereon, the Final Maturity Date.
“Replacement Capital Covenant” means the Replacement Capital Covenant, dated as of June 21, 2007, by the Issuer, as the same may be amended or supplemented from time to time in accordance with the provisions thereof and Section 2.02(a)(vii) hereof.
“Responsible Officer of the Paying Agent” means, with respect to the Trustee in its capacity as Paying Agent, any officer within the corporate trust department (or any successor department, unit or division) who has direct responsibility for the administration of the Paying Agent functions of the Indenture.
“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace that page on that service, or such other service as may be nominated by the Issuer as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for U.S. dollar deposits).
“Scheduled Maturity Date” has the meaning specified in Section 2.02(a).
“Securities Registrar” means, with respect to the Debentures, The Bank of New York Trust Company, N.A., or any other firm appointed by the Issuer, acting as securities registrar for the Debentures.

“Securities Registrar Office” means the office of the applicable Securities Registrar at which at any particular time its corporate agency business shall principally be administered, which office at the date hereof is the Corporate Trust Office of the Trustee.
“Semi-Annual Interest Payment Date” has the meaning specified in Section 2.04.
“Semi-Annual Interest Period” means the period beginning on and including June 21, 2007 and ending on but excluding the first Interest Payment Date thereafter and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next Interest Payment Date until June 15, 2017.
“Share Cap Amount” has the meaning specified in Section 2.06(a).
“Shares Available for Issuance” has the meaning specified in Section 2.06(a).
“Subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Issuer. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.
“Tax Event” means the receipt by the Issuer of an opinion of counsel experienced in such matters to the effect that, as a result of any:

(i)
amendment to or change (including any officially announced proposed change) in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is effective on or after June 21, 2007;

(ii)
official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced on or after June 21, 2007; or

(iii)
threatened challenge asserted in connection with an audit of the Issuer or any of its Subsidiaries, or a threatened challenge asserted in writing against the Issuer, any of its Subsidiaries or any tax payer that has raised capital through the issuance of securities that are substantially similar to the Debentures and which securities, as of their issue date, were rated investment grade by at least one nationally recognized statistical rating organization within the meaning of Rule 15c3-1 under the U.S. Securities Exchange Act of 1934, as amended, there is more than an insubstantial increase in the risk that interest payable by the Issuer on the Debentures is not, or within 90 days of the date of such opinion will not be, deductible by the Issuer, in whole or in part, for United States federal income tax purposes.
“Three-Month LIBOR” means, with respect to any Quarterly Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Quarterly Interest Period that appears on Reuters Page

LIBOR01 as of 11:00 a.m., London time, on the LIBOR Determination Date for that Quarterly Interest Period. If such rate does not appear on Reuters Page LIBOR01, Three-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that Quarterly Interest Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Issuer), at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that Quarterly Interest Period. The Calculation Agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two such quotations are provided, Three-Month LIBOR with respect to that Quarterly Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that Quarterly Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent (after consultation with the Issuer), at approximately 11:00 a.m., New York City time, on the first day of that Quarterly Interest Period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that Quarterly Interest Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, Three-Month LIBOR for that Quarterly Interest Period will be the same as Three-Month LIBOR as determined for the previous Quarterly Interest Period or, in the case of the Quarterly Interest Period beginning on June 15, 2017, 5.360%. The establishment of Three-Month LIBOR for each Quarterly Interest Period by the Calculation Agent shall be final and binding (in the absence of manifest error).
“Trading Day” means a day on which Common Shares are traded on the New York Stock Exchange, or if not then listed on the New York Stock Exchange, a day on which Common Shares are traded or quoted on the principal U.S. securities exchange on which it is listed or quoted, or if not then listed or quoted on a U.S. securities exchange, a day on which Common Shares are quoted in the over-the-counter market.
“Treasury Dealer” means J.P. Morgan Securities Inc. and Goldman, Sachs & Co. (or their successors) or, if J.P. Morgan Securities Inc. and Goldman, Sachs & Co., (or their successors) refuse to act as Treasury Dealer for the purpose of determining the Make-Whole Redemption Price or ceases to be a primary U.S. government securities dealer, another nationally recognized investment banking firm that is a primary U.S. government securities dealer specified by the Issuer to act as Treasury Dealer for the purpose of determining the Make-Whole Redemption Price.
“Treasury Price” means, with respect to a Redemption Date, the bid-side price for the Treasury Security as of the third Trading Day preceding the Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York on that Trading Day and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities”, as determined by the Treasury Dealer, except that: (i) if that release (or any successor release) is not published or does not contain that price information on that Trading Day or (ii) if the Treasury Dealer determines that the price information is not reasonably reflective of the actual bid-side price of the Treasury Security prevailing at 3:30 p.m.,

New York City time, on that Trading Day, then Treasury Price will instead mean the bid-side price for the Treasury Security at or around 3:30 p.m., New York City time, on that Trading Day (expressed on a next Trading Day settlement basis) as determined by the Treasury Dealer through such alternative means as are commercially reasonable under the circumstances.
“Treasury Rate” means, with respect to a Redemption Date, the semi-annual equivalent yield to maturity of the Treasury Security that corresponds to the Treasury Price (calculated by the Treasury Dealer in accordance with standard market practice and computed as of the second Trading Day preceding the Redemption Date).
“Treasury Security” means the United States Treasury security that the Treasury Dealer determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the Debentures being redeemed in a tender offer based on a spread to United States Treasury yields.
ARTICLE TWO
General Terms and Conditions of the Debentures
Section 2.01. Designation, Principal Amount and Authorized Denominations
(a) Designation
Pursuant to Section 2.3 of the Indenture, there is hereby established a series of Securities of the Issuer designated as the 6.70% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067 (the “Debentures”), the principal amount of which to be issued shall be in accordance with Section 2.01(b) hereof and as set forth in any order executed by the Issuer for the authentication and delivery of Debentures pursuant to the Indenture, and the form and terms of which shall be as set forth hereinafter.
(b) Principal Amount; Additional Debentures
Debentures in an initial aggregate principal amount of $1,000,000,000, upon execution of this First Supplemental Indenture, shall be executed by the Issuer and delivered to the Trustee, and the Trustee shall thereupon authenticate and deliver said Debentures in accordance with an order executed by the Issuer. At any time and from time to time after the execution and delivery of this First Supplemental Indenture, without the consent of any Holders, the Issuer may execute and deliver additional Debentures to the Trustee for authentication, together with an order executed by the Issuer for the authentication and delivery of such additional Debentures, so long as such additional Debentures are fungible for U.S. tax purposes with the Debentures issued as of the date of this First Supplemental Indenture. Any additional Debentures so issued shall be governed by this First Supplemental Indenture and shall rank equally and ratably in right of payment with the Debentures issued on the date of this First Supplemental Indenture and, together with the Debentures issued as of the date of this First Supplemental Indenture, shall be treated as a single series of Debentures for all purposes.

(c) Authorized Denominations
The denominations in which Debentures shall be issuable is $1,000 principal amount and integral multiples thereof.
Section 2.02. Repayment
(a) Scheduled Maturity Date
(i) The principal amount of, and all accrued and unpaid interest on, the Debentures shall be payable in full on June 15, 2037 or, if such day is not a Business Day, the following Business Day (the “Scheduled Maturity Date”) to the extent of net proceeds received by the Issuer to the Date of QCS Notice from the issuance of Qualifying Capital Securities as contemplated by Section 2.02(a)(iv). In the event the Issuer has delivered an Officers’ Certificate to the Trustee pursuant to clause (v) of this Section 2.02(a) in connection with the Scheduled Maturity Date, (x) the principal amount of Debentures payable on the Scheduled Maturity Date, if any, shall be the principal amount set forth in the notice of repayment, if any, accompanying such Officers’ Certificate, (y) such principal amount of Debentures shall be repaid on the Scheduled Maturity Date pursuant to Article 5 hereof, and (z) subject to clause (ii) of this Section 2.02(a), the remaining Debentures shall remain outstanding and shall be payable on the immediately succeeding Quarterly Interest Payment Date to the extent of net proceeds received by the Issuer to the Date of QCS Notice, without duplication of prior amounts received, of the issuance of Qualifying Capital Securities as contemplated by Section 2.02(a)(iv), and to like extent on each Quarterly Interest Payment Date thereafter until the Debentures are paid in full, or such earlier date on which they are redeemed pursuant to Article 4 hereof or become due and payable pursuant to Section 5.1 of the Indenture.
(ii) In the event the Issuer has delivered an Officers’ Certificate to the Trustee pursuant to clause (v) of this Section 2.02(a) in connection with any Quarterly Interest Payment Date, (x) the principal amount of the Debentures payable on such Quarterly Interest Payment Date shall be the principal amount set forth in the notice of repayment, if any, accompanying such Officers’ Certificate, (y) such principal amount shall be repaid on such Quarterly Interest Payment Date pursuant to Article 5 hereof to the extent of net proceeds received by the Issuer to the Date of QCS Notice, without duplication of prior amounts received, of the issuance of Qualifying Capital Securities as contemplated by Section 2.02 (a)(iv), and (z) the remaining Debentures shall remain outstanding and shall be payable on the immediately succeeding Quarterly Interest Payment Date to the extent of net proceeds received by the Issuer to the Date of QCS Notice, without duplication of prior amounts received, of the issuance of Qualifying Capital Securities as contemplated by Section 2.02 (a)(iv), and on each Quarterly Interest Payment Date thereafter to like extent until the Debentures are paid in full, or such earlier date on which they are redeemed pursuant to Article 4 hereof or become due and payable pursuant to Section 5.1 of the Indenture.
(iii) The obligation of the Issuer to repay the Debentures pursuant to this Section 2.02(a) on any date prior to the Final Maturity Date shall be subject to (x) its obligations under Article Thirteen of the Indenture to the holders of Senior Indebtedness and (y) its obligations under Section 2.05 hereof with respect to the payment of deferred interest on the Debentures.

(iv)	Until the Debentures are paid in full:
(A) the Issuer shall use Commercially Reasonable Efforts, subject to a Market Disruption Event, to raise sufficient net proceeds from the issuance of Qualifying Capital Securities during a 180-day period ending on the date, not more than 15 and not less than ten Business Days prior to the Scheduled Maturity Date, on which the Issuer delivers the notice required by clause (v) of this Section 2.02(a) and Section 5.01, to permit repayment of the Debentures in full on the Scheduled Maturity Date pursuant to clause (i) of this Section 2.02(a); and
(B) if the Issuer is unable for any reason to raise sufficient net proceeds from the issuance of Qualifying Capital Securities to permit repayment in full of the Debentures on the Scheduled Maturity Date or any subsequent Quarterly Interest Payment Date, the Issuer shall use Commercially Reasonable Efforts, subject to a Market Disruption Event, to raise sufficient net proceeds from the issuance of Qualifying Capital Securities during a 90-day period ending on the date, not more than 15 and not less than ten Business Days prior to the following Quarterly Interest Payment Date, on which the Issuer delivers the notice required by clause (v) of this Section 2.02(a) and Section 5.01, to permit repayment of the Debentures in full on such following Quarterly Interest Payment Date pursuant to clause (i) of this Section 2.02(a); and
(C) the Issuer shall apply any such net proceeds to the repayment of the Debentures as provided in clause (vi) of this Section 2.02(a).
For the avoidance of doubt, the Issuer is not obligated to sell any securities other than Qualifying Capital Securities to raise net proceeds for repayment of the Debentures pursuant to this Section 2.02(a), or to apply the proceeds of any such sale of other securities to repayment of the Debentures pursuant to this Section 2.02(a), and no Holder of Debentures may require the Issuer to issue any such other securities in satisfaction of its obligations under this Section 2.02(a).
(v) The Issuer, if it has not raised sufficient net proceeds from the issuance of Qualifying Capital Securities pursuant to clause (iv) above in connection with any Repayment Date, shall deliver an Officers’ Certificate to the Trustee (who shall forward such certificate to each Holder of the Debentures) no more than 15 and no less than ten Business Days prior to such Repayment Date (the date of such delivery, the “Date of QCS Notice”) stating the amount of net proceeds, if any, raised pursuant to clause (iv) above in connection with such Repayment Date. The Issuer shall be excused from its obligation to use Commercially Reasonable Efforts to sell Qualifying Capital Securities pursuant to clause (iv) above if such Officers’ Certificate further certifies that: (A) a Market Disruption Event was existing during the 180-day period preceding the date of such Officers’ Certificate or, in the case of any Repayment Date after the Scheduled Maturity Date, the 90-day period preceding the date of such Officers’ Certificate; and (B) either (x) the Market Disruption Event continued for the entire 180-day period or 90-day period, as the case may be, or (y) the Market Disruption Event continued for only part of the period but the Issuer was unable after Commercially Reasonable Efforts to raise sufficient net proceeds during the rest of that period to permit repayment of the Debentures in full. Each Officers’ Certificate delivered pursuant to this clause (v), unless no principal amount of Debentures is to be repaid on the applicable Repayment Date, shall be accompanied by a notice of repayment pursuant to Section 5.01 setting forth the principal amount of the Debentures to be repaid on such Repayment Date, which amount shall be determined after giving effect to clause (vi) of this Section 2.02(a). In the event the Issuer fails to deliver an Officer’s Certificate to the Trustee in the manner described herein in connection with a Repayment Date, the Issuer shall be deemed to have confirmed that sufficient proceeds have been raised from an issuance of Qualifying Capital Securities, and all outstanding principal will be due on such Repayment Date.
(vi) Payments in respect of the Debentures on any Repayment Date will be applied, first, to deferred interest on the Debentures to the extent of Eligible Proceeds raised pursuant to Section 2.06; second, to pay current interest on the Debentures to the extent not paid from other sources; and third, to repay the outstanding principal amount of the Debentures, subject to a minimum principal amount of $5,000,000 to be repaid on any Repayment Date; provided that if the Issuer is obligated to sell Qualifying Capital Securities and apply the net proceeds therefrom to payments of principal of or interest on any Pari Passu Securities in addition to the Debentures, then on any date and for any period, the amount of net proceeds received by the Issuer from those sales and available for such payments shall be applied to the Debentures and those other Pari Passu Securities having the same scheduled maturity date as the Debentures pro rata in accordance with their respective outstanding principal amounts, and no such payments shall be made to any other such Pari Passu Securities having a later scheduled maturity date until the principal of and all accrued and unpaid interest on the Debentures have been paid in full, except to the extent permitted by Sections 3.01 and 2.06(c). If the Issuer raises less than $5,000,000 of net proceeds from the sale of Qualifying Capital Securities during the relevant 180-day or 90-day period, the Issuer will not be required to repay any Debentures on the Scheduled Maturity Date or the next Quarterly Interest Payment Date, as applicable. On the next Quarterly Interest Payment Date as of which the Issuer has raised at least $5,000,000 of net proceeds during the 180-day period (or, if shorter, the period beginning on the date on which the Issuer last repaid any principal amount of Debentures) ending on the date not more than 15 and not less than ten Business Days prior to such Quarterly Interest Payment Date, on which the Issuer delivers the notice required by clause (v) of this Section 2.02(a) and Section 5.01, the Issuer shall be required to repay a principal amount of the Debentures equal to the entire net proceeds from the sale of Qualifying Capital Securities during such 180-day or shorter period on such Quarterly Interest Payment Date.
(vii) The Issuer shall not amend the Replacement Capital Covenant to impose additional restrictions on the type or amount of Qualifying Capital Securities that the Issuer may include for purposes of determining whether or to what extent repayment, redemption or purchase of the Debentures is permitted under the Replacement Capital Covenant, except with the consent of Holders of a majority in principal amount of the Debentures. Except as aforesaid, the Issuer may amend or supplement the Replacement Capital Covenant in accordance with its terms and without the consent of the Holders of the Debentures.

(b) Final Maturity Date
The principal of, and all accrued and unpaid interest on, all outstanding Debentures shall be due and payable on June 15, 2067 or, if such date is not a Business Day, the following Business Day (the “Final Maturity Date”), regardless of the amount of Qualifying Capital Securities the Issuer may have issued and sold by that time.
Section 2.03. Form
The Debentures shall be substantially in the form of Exhibit A attached hereto and shall be issued in fully registered definitive form without interest coupons. Principal of and interest on the Debentures will be payable, the transfer of such Debentures will be registrable and such Debentures will be exchangeable for Debentures bearing identical terms and provisions, and notices and demands to or upon the Issuer in respect of the Debentures and the Indenture may be served, at the Corporate Trust Office of the Trustee, and the Issuer appoints the Trustee as its agent for the foregoing purposes, provided that payment of interest may be made at the option of the Issuer by check mailed to the Holders at such address as shall appear in the Securities Register or by wire transfer in immediately available funds to the bank account number of the Holders specified in writing by the Holders not less than ten days before the relevant Interest Payment Date and entered in the Securities Register by the Securities registrar. The Debentures may be presented for registration of transfer or exchange at the Securities Registrar Office.
The Debentures initially are issuable solely as Global Securities. The Debentures shall be physically transferred to all beneficial owners in definitive form in exchange for their beneficial interests in a Global Security if the Depositary with respect to such Global Securities notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Security or if it ceases to be a clearing agency registered under the Exchange Act, as the case may be, and a successor Depositary is not appointed by the Issuer within 90 days of such notice.
Section 2.04. Rate of Interest; Interest Payment Date
(a) Rate of Interest; Accrual
The Debentures shall bear interest from and including June 21, 2007, to but excluding, June 15, 2017 (or any earlier date on which the Debentures are redeemed pursuant to Article Four), at the rate of 6.70% per annum, computed on the basis of a 360-day year consisting of twelve 30-day months. Commencing on and including June 15, 2017, the Debentures shall bear interest at an annual rate of Three-Month LIBOR plus 2.0175% (the “Floating Rate”), computed for each Quarterly Interest Period on the basis of a 360-day year and the actual number of days elapsed. Except as provided in Section 2.04(b), interest will accrue from and including each Interest Payment Date to, but excluding, the immediately succeeding Interest Payment Date. Accrued interest that is not paid on the applicable Interest Payment Date, including interest deferred pursuant to Section 2.05, will bear Additional Interest, to the extent permitted by law, at the interest rate in effect from time to time provided in this Section 2.04(a), from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date.

(b) Interest Payment Dates
Subject to the other provisions hereof, accrued interest on the Debentures shall be payable (i) semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2007 and ending on June 15, 2017, or if any such day is not a Business Day, the following Business Day (and no interest shall accrue as a result of such postponement) (each such date, a “Semi-Annual Interest Payment Date”), and (ii) thereafter, quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 2017, or if any such day is not a Business Day, the following Business Day (each such date, a “Quarterly Interest Payment Date” and, together with Semi-Annual Interest Payment Dates, each, an “Interest Payment Date”), except that if such Business Day is in the immediately succeeding calendar month, such Quarterly Interest Payment Date shall be the immediately preceding Business Day (and interest shall accrue to but excluding the date that interest is actually paid).
(c) Interest Payment to Holders
Interest will be payable to the Persons in whose name the Debentures are registered at the close of business on the Regular Record Date immediately preceding the relevant Interest Payment Date, except that interest payable at maturity shall be paid to the Person to whom principal is paid.
Section 2.05. Interest Deferral
(a) Option to Defer Interest Payments
(i) Subject to other provisions hereof, the Issuer shall have the right, at any time and from time to time, to defer the payment of interest on the Debentures for one or more consecutive Interest Periods that do not exceed ten years for any single Deferral Period, provided that no Deferral Period shall extend beyond the Final Maturity Date or the earlier repayment or redemption in full of the Debentures. If the Issuer has paid all deferred interest on the Debentures, the Issuer shall have the right to elect to begin a new Deferral Period pursuant to this Section 2.05.
(ii) At the end of any Deferral Period, the Issuer shall pay all deferred interest on the Debentures (including Additional Interest thereon) to the Persons in whose names the Debentures are registered in the Securities Register at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Deferral Period.
(iii) The Issuer may elect to pay interest on any Interest Payment Date during any Deferral Period to the extent permitted by Section 2.05(b).
(b) Payment of Deferred Interest
Subject to a Market Disruption Event as described under Section 2.06(b), the Issuer will not pay any deferred interest on the Debentures from any source other than Eligible Proceeds prior to the Final Maturity Date, except at any time that the principal amount of the Debentures has been accelerated and such acceleration has not been rescinded or in the case of a Business Combination to the extent described below in Section 2.05(c). Notwithstanding the foregoing, the Issuer may pay current interest from any available funds.

(c) Business Combination Exception
If (i) the Issuer is involved in a Business Combination where immediately after its consummation more than 50% of the voting shares of the surviving entity of such Business Combination, or the Person to whom all or substantially all of the Issuer’s properties or assets are conveyed, transferred or leased in such Business Combination, is owned, directly or indirectly, by the shareholders of the other party to such Business Combination, and (ii) at the time the Business Combination is consummated a Deferral Period is continuing, then Section 2.05(b) shall not apply to any payment of deferred interest for such Deferral Period, if such Deferral Period is terminated on the next Interest Payment Date following the date of consummation of the Business Combination.
(d) Notice of Deferral
The Issuer shall give written notice of its election to commence or continue any Deferral Period to the Trustee and the Holders of the Debentures at least one Business Day and not more than 60 Business Days before the next Interest Payment Date. Such notice shall be given to the Trustee and each Holder of Debentures at such Holder’s address appearing in the Security Register by first-class mail, postage prepaid.
Section 2.06. Alternative Payment Mechanism
(a) Obligation to Issue Qualifying APM Securities
Immediately following the earlier of (i) the first Interest Payment Date following the commencement of a Deferral Period on which the Issuer pays any current interest on the Debentures (which the Issuer may do from any source of funds) or (ii) the fifth anniversary of the commencement of the Deferral Period, the Issuer, subject to the occurrence and continuation of a Market Disruption Event as described under Section 2.06(b) and subject to Section 2.05(b) and Section 2.06(c), shall issue one or more types of Qualifying APM Securities until the Issuer has raised an amount of Eligible Proceeds at least equal to the aggregate amount of accrued and unpaid deferred interest (including compounding interest thereon) on the Debentures. The Issuer shall apply such Eligible Proceeds on the next Interest Payment Date to the payment of deferred interest in accordance with this Section 2.06. The requirement set forth in this Section 2.06(a) shall be in effect until the end of such Deferral Period. Notwithstanding (and as a qualification to) the foregoing:
(i) the Issuer shall not be required to issue Common Shares or, if the definition of Qualifying APM Securities has been amended to eliminate Common Shares, Qualifying Warrants prior to the fifth anniversary of the commencement of a Deferral Period, to the extent that the number of Common Shares issued or issuable upon exercise of Qualifying Warrants to be applied for purposes of funding deferred interest hereunder, together with the number of Common Shares previously issued or issuable upon exercise of Qualifying Warrants previously issued during such Deferral Period, to the extent still outstanding, and applied for such purposes, would exceed an amount equal to 2% of the total number of issued and outstanding Common Shares reported in the Issuer’s then most recent publicly available consolidated financial statements immediately prior to the date of such issuance (the “Common Equity Issuance Cap”); provided that the Common Equity Issuance Cap will cease to apply with respect to a Deferral Period following the fifth anniversary of the commencement of such Deferral Period, at which point the Issuer must pay any deferred interest, regardless of the time at which it was deferred, pursuant to this Section 2.06, subject to a Market Disruption Event and the Share Cap Amount; and provided, further, that if the Common Equity Issuance Cap is reached during a Deferral Period and the Issuer subsequently pays all deferred interest, the Common Equity Issuance Cap will cease to apply with respect to such Deferral Period at the termination of such Deferral Period and will not apply again unless and until the Issuer starts a new Deferral Period;
(ii) the Issuer shall not be permitted to issue Qualifying Non-Cumulative Preferred Shares or Mandatorily Convertible Preferred Shares to the extent that the net proceeds of any issuance of Qualifying Non-Cumulative Preferred Shares and Mandatorily Convertible Preferred Shares, together with the net proceeds of all prior issuances of Qualifying Non-Cumulative Preferred Shares and Mandatorily Convertible Preferred Shares during the current and all prior Deferral Periods, to the extent still outstanding, would exceed 25% of the aggregate principal amount of the Debentures (the “Preferred Share Issuance Cap”); and
(iii) notwithstanding the Common Equity Issuance Cap and the Preferred Share Issuance Cap, so long as there are outstanding Debentures, the Issuer shall not be permitted, subject to the provisions of the three immediately succeeding paragraphs, to sell Common Shares, Qualifying Warrants or Mandatorily Convertible Preferred Shares to pay deferred interest on the Debentures if the number of Common Shares to be issued (or which would be issuable upon exercise or conversion of such Qualifying Warrants or Mandatorily Convertible Preferred Shares) to pay such deferred interest would be in excess of an amount (the “Share Cap Amount”, subject to adjustment as provided in the second succeeding paragraph) equal to the greater of (a) 150,000,000 Common Shares plus the number of Common Shares that the Issuer repurchases or that are added to Shares Available for Issuance (as defined below) pursuant to the second paragraph below, in either case after the date of issuance of the Debentures (the “Fixed Rate Portion” of the Share Cap Amount, provided that the Fixed Rate Portion shall not exceed 250,000,000 shares), in the aggregate, during the period the Debentures are outstanding or (b) on any date on which the Issuer is otherwise obligated to sell Qualifying APM Securities pursuant to this Section 2.06, the Issuer’s then effective Shares Available for Issuance; provided that if the issued and outstanding Common Shares are changed into a different number of shares or a different class by reason of any share split, reverse share split, share dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Fixed Rate Portion of the Share Cap Amount shall be correspondingly adjusted. If the Issuer issues additional Debentures, then the Share Cap Amount will be increased accordingly.
The Issuer’s “Shares Available for Issuance” shall be calculated as of any day in two steps. First, from the number of authorized and unissued Common Shares, the maximum number of Common Shares that can be issued under existing options, warrants, convertible securities, any equity-linked contracts, any equity compensation plans for directors, officers or employees and other plans and agreements which require or permit the Issuer to issue a determinable number of Common Shares shall be deducted. After deduction of that number of Common Shares from authorized and unissued Common Shares, the remaining available Common Shares shall be allocated on a pro rata basis or on such other basis as the Issuer deems appropriate to the obligation to issue securities under this Section 2.06 and to any other similar commitment that is of an indeterminate nature and under which the Issuer is then required to issue Common Shares. If the Shares Available for Issuance are zero after the two steps described above, there shall be no obligation to obtain additional Common Shares other than the obligation to use commercially reasonable efforts to seek adoption of a shareholder vote at the Issuer’s next occurring annual shareholders’ meeting to increase the number of authorized Common Shares as described below.
The Issuer in any event shall use its commercially reasonable efforts to increase Shares Available for Issuance to at least 250,000,000 Common Shares by not later than five years after initial issuance of the Debentures. Once Shares Available for Issuance are at least 250,000,000 Common Shares, then the Share Cap Amount shall automatically be amended to mean 250,000,000 Common Shares minus the number of Common Shares, if any, sold prior to such date to settle deferred interest pursuant to this Section 2.06 and thereafter will not be determined in part by reference to Shares Available for Issuance. Promptly after each increase in the Share Cap Amount of 50,000,000 Common Shares, the Issuer will file a current report on Form 8-K with the Securities and Exchange Commission giving notice of such increase.
In addition to the Issuer’s obligation described in the preceding paragraph, if the Share Cap Amount has been reached and such amount is not sufficient to allow the Issuer to raise sufficient Eligible Proceeds to pay all deferred interest then accrued in full, the Issuer shall use its commercially reasonable efforts to increase the Share Cap Amount (which it may do in its discretion without the approval of any Holder) (1) only to the extent that the Issuer can do so and simultaneously satisfy its future fixed or contingent obligations under other securities and derivative instruments that provide for settlement or payment in Common Shares or (2) if the Issuer cannot increase the Share Cap Amount as contemplated in the preceding clause (1), by requesting the Issuer’s Board of Directors to adopt a resolution for shareholder vote at the next occurring annual shareholders meeting to increase the number of the Issuer’s authorized Common Shares for purposes of satisfying the Issuer’s obligations to pay deferred interest.
For the avoidance of doubt, (x) once the Issuer reaches the Common Equity Issuance Cap for a Deferral Period, the Issuer shall not be obligated to issue more Common Shares, or if the definition of Qualifying APM Securities has been amended to eliminate Common Shares, more Qualifying Warrants pursuant to this Section 2.06(a) prior to the fifth anniversary of the commencement of such Deferral Period even if the number of outstanding Common Shares subsequently increases, and (y) so long as the definition of Qualifying APM Securities has not been amended to eliminate Common Shares, the sale of Qualifying Warrants to pay deferred interest is an option that may be exercised at the Issuer’s sole discretion, subject to the Common Equity Issuance Cap and the Share Cap Amount, and the Issuer is not obligated to sell Qualifying Warrants or to apply the proceeds of any such sale to pay deferred interest on the Debentures, and no class of holders of the Issuer’s securities, or any other party, may require the Issuer to issue Qualifying Warrants in satisfaction of its obligations under this Section 2.06(a).

(b) Market Disruption Event
Section 2.06(a) shall not apply, with respect to any Interest Payment Date, if the Issuer shall have provided to the Trustee (which the Trustee will promptly forward upon receipt to each Holder of Debentures) no more than 15 and no less than ten Business Days prior to such Interest Payment Date an Officers’ Certificate stating that (i) a Market Disruption Event was existing after the immediately preceding Interest Payment Date and (ii) either (A) the Market Disruption Event continued for the entire period from the Business Day immediately following the preceding Interest Payment Date to the Business Day immediately preceding the date on which such Officers’ Certificate is provided or (B) the Market Disruption Event continued for only part of such period, but the Issuer was unable despite using commercially reasonable efforts to raise sufficient Eligible Proceeds during the rest of that period to pay all accrued and unpaid interest.
(c) Partial Payment of Deferred Interest
(i) If the Issuer has raised some but not all Eligible Proceeds necessary to pay all deferred interest on any Interest Payment Date pursuant to this Section 2.06, such Eligible Proceeds shall be applied to pay accrued and unpaid interest on the applicable Interest Payment Date in chronological order based on the date each payment was first deferred, subject to the Common Equity Issuance Cap, the Preferred Shares Issuance Cap and the Share Cap Amount, as applicable, and payment on each installment of deferred interest shall be distributed to Holders of the Debentures on a pro rata basis.
(ii) If the Issuer has other outstanding Pari Passu Securities under which the Issuer is obligated to sell securities that are Qualifying APM Securities and apply the Eligible Proceeds to the payment of deferred interest or distributions, then on any date and for any period the amount of Eligible Proceeds received by the Issuer from those sales and available for payment of the deferred interest and distributions shall be applied to the Debentures and those other Pari Passu Securities on a pro rata basis up to the Common Equity Issuance Cap or the Preferred Shares Issuance Cap and the Share Cap Amount (or comparable provisions in the instruments governing those other Pari Passu Securities) in proportion to the total amounts that are due on the Debentures and such other Pari Passu Securities.
(d) Qualifying Warrants
If the Issuer sells Qualifying Warrants to pay deferred interest to satisfy its obligations pursuant to this Section 2.06, the Issuer shall use commercially reasonable efforts, subject to the Common Equity Issuance Cap, to set the terms of such Qualifying Warrants so as to raise sufficient proceeds from their issuance to pay all deferred interest on the Debentures in accordance with this Section 2.06.
(e) Qualifying APM Securities Definition Change
The Issuer may, without the consent of any Holders of the Debentures, amend the definition of Qualifying APM Securities in Section 1.01 to eliminate Common Shares or Qualifying Warrants (but not both) and/or Mandatorily Convertible Preferred Shares from the definition of Qualifying APM Securities if, after the date of the first issuance of any Debentures, an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective such that there is more than an insubstantial risk that failure to eliminate Common Shares, Qualifying Warrants and/or Mandatorily Convertible Preferred Shares, as the case may be, from the definition would result in a reduction in the Issuer’s earnings per share as calculated in accordance with generally accepted accounting principles in the United States. The Issuer shall send written notice to the Trustee (who shall promptly forward such notice to each Holder of the Debentures) in advance of any such change in the definition of Qualifying APM Securities.
Section 2.07. Events of Default
(a) Solely for purposes of the Debentures, Section 5.1 (other than the last paragraph thereof) of the Indenture shall be deleted and replaced by the following (capitalized terms used in the following text that are not defined in the Indenture but are defined herein shall have the meanings ascribed to such terms herein):
SECTION 5.1. Events of Default Defined; Acceleration of Maturity; Waiver of Default.
“Event of Default”, wherever used herein with respect to the Debentures, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
(1) default in the payment of accrued interest in full on the Debentures on any Interest Payment Date (whether or not such Interest Payment Date commenced a Deferral Period) and the failure of the Issuer on or before the conclusion of a ten-year period following such Interest Payment Date to pay interest (including compounded interest) then accrued in full; or
(2) default in the payment of principal on the Debentures when due, whether on the Scheduled Maturity Date or the Final Maturity Date, upon redemption, upon a declaration of acceleration, or otherwise, except that the failure to use Commercially Reasonable Efforts to issue Qualifying Capital Securities pursuant to Section 2.02(a)(iv) shall not constitute an Event of Default; or
(3) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Issuer in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Issuer a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or
(4) the commencement by the Issuer of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Issuer in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Issuer or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Issuer in furtherance of any such action.
If the Issuer gives a timely written notice of its election to commence or continue a Deferral Period on any Interest Payment Date (and, if such notice continues a Deferral Period, the Deferral Period has not continued for ten years), then no “default” or “Event of Default” shall be deemed to arise from the Issuer’s non-payment of interest on such Interest Payment Date.
If the Issuer fails to pay principal on the Debentures on the Scheduled Maturity Date or any subsequent Interest Payment Date as a result of the failure to raise sufficient proceeds from the issuance of Qualifying Capital Securities despite the Issuer’s Commercially Reasonable Efforts to do so pursuant to Section 2.02(a)(iv), such failure shall not constitute a “default” or “Event of Default” hereunder.
When the Trustee incurs expenses or renders services in connection with an Event of Default specified in clauses (3) and (4) set forth in this Section 5.01, the expenses (including the reasonable charges and expenses of its counsel) and the compensation for such services are intended to constitute expenses of administration under any bankruptcy law.

If an Event of Default (other than an Event of Default specified in (3) or (4) above) with respect to the Debentures occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Debentures may declare the principal amount of all of the Debentures and interest accrued but unpaid thereon, if any, to be due and payable immediately, by a notice in writing to the Issuer (and to the Trustee if given by the Holders), and upon any such declaration, such amount shall become immediately due and payable. If an Event of Default specified in (3) or (4) above occurs, the principal amount of all the Debentures (or, if any Debentures are Original Issue Discount Securities, such portion of the principal amount of such Debentures as may be specified by the terms thereof) shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.
At any time after such a declaration of acceleration with respect to the Debentures has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as provided in Article Five of the Indenture, the Holders of a majority in aggregate principal amount of the outstanding Debentures by written notice to the Issuer and the Trustee, may rescind and annul such declaration and its consequences if:
(x) the Issuer has paid or deposited with the Trustee a sum sufficient to pay:
(A) all Additional Interest on all Debentures,
(B) the principal of (and premium, if any, on) the Debentures which has become due otherwise than by such declaration of acceleration and all interest accrued thereon at the rate or rates prescribed therefor in the Debentures,
(C) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in the Debentures, and
(D) all sums paid or advanced by the Trustee hereunder and the agreed upon compensation and reasonable expenses, disbursements and advances of the Trustee, its agents and counsel; and
(y) all Events of Default with respect to the Debentures, other than the non-payment of the principal of the Debentures which has become due solely by such declaration of acceleration, have been cured or waived as provided under Section 5.10 of the Indenture.

No such rescission shall affect any subsequent Event of Default or impair any right consequent thereon.
(b) The Trustee shall provide to the Holders of the Debentures such notices as it shall from time to time provide with respect to the Debentures under Section 5.11 of the Indenture. In addition, the Trustee shall provide to the Holders of the Debentures notice of any Event of Default or event that, with the giving of notice or lapse of time, or both, would become an Event of Default with respect to the Debentures within 90 days after the actual knowledge of a Responsible Officer of the Trustee of such Event of Default or other event. However, except in cases of a default or an Event of Default in payment on the Debentures, the Trustee will be protected in withholding the notice if one of its Responsible Officers determines that withholding of the notice is in the interest of such Holders.
(c) The Issuer’s failure to pay interest on the Debentures during a Deferral Period in accordance with Sections 2.05 and 2.06 of this First Supplemental Indenture shall constitute a default under the Indenture, but in no event shall constitute an Event of Default. Notwithstanding anything to the contrary in the Indenture or this First Supplemental Indenture, the Trustee shall have no obligation to exercise any remedies hereunder unless and except to the extent directed in writing to do so by the Holders of a majority in principal amount of the outstanding Debentures in accordance with and subject to the conditions set forth in Section 5.8 of the Indenture. The Trustee may conclusively assume that Sections 2.05 and 2.06 of this First Supplemental Indenture have been complied with unless the Issuer or the Holders of 25% in aggregate principal amount of the Debentures have given the Trustee written notice to the contrary.
(d) For the avoidance of doubt, and without prejudice to any other remedies that may be available to the Trustee or the Holders of the Debentures under the Indenture, no breach by the Issuer of any covenant or obligation under the Indenture or the terms of the Debentures or the terms of this First Supplemental Indenture, including the Issuer’s obligations under Section 2.02(a)(iv), Section 2.05 or Section 2.06, shall be an Event of Default with respect to the Debentures, other than those specified in this Section 2.07; and except as provided herein and in the Indenture with respect to Events of Default, and as provided in Section 2.07(c) above, the Trustee shall be under no duty or obligation to exercise any remedies or otherwise take any action in respect of any other default that may occur under or in respect of this First Supplemental Indenture or the Indenture.
Section 2.08. Securities Registrar; Paying Agent; Delegation of Trustee Duties
(a) The Issuer appoints the Trustee as Securities Registrar and Paying Agent with respect to the Debentures.
(b) Notwithstanding any provision contained herein, to the extent permitted by applicable law, the Trustee may delegate its duty to provide such notices and to perform such other duties as may be required to be provided or performed by the Trustee under the Indenture, and, to the extent such obligation has been so delegated, the Trustee shall not be responsible for monitoring the compliance of, nor be liable for the default or misconduct of, any such designee.

Section 2.09. Limitation on Claims in the Event of Bankruptcy, Insolvency or Receivership
Each Holder, by such Holder’s acceptance of the Debentures, agrees that if a bankruptcy event of the Issuer shall occur prior to the redemption or repayment of such Debentures, such Holder shall have no claim for, and thus no right to receive, any deferred interest pursuant to Section 2.05 that has not been paid pursuant to Sections 2.05 and 2.06 to the extent the amount of such interest exceeds the sum of (x) interest that relates to the earliest two years of the portion of the Deferral Period for which interest has not been paid and (y) an amount equal to such Holder’s pro rata share of the excess, if any, of the Preferred Shares Issuance Cap over the aggregate amount of net proceeds from the sale of Qualifying Non-Cumulative Preferred Shares and unconverted Mandatorily Convertible Preferred Shares that the Issuer has applied to pay deferred interest pursuant to the alternative payment mechanism set forth in Section 2.06; provided that each Holder is deemed to agree that to the extent the claim for deferred interest exceeds the amount set forth in clause (x), the amount it receives in respect of such excess shall not exceed the amount it would have received had the claim for such excess ranked pari passu with the interests of the holders, if any, of Qualifying Non-Cumulative Preferred Shares.
Section 2.10. Location of Payment
Solely for the purposes of the Debentures, the text of Section 3.1 of the Indenture following the first sentence thereof shall be deleted and replaced by the following (capitalized terms used in the following text that are not defined in the Indenture but are defined herein shall have the meanings ascribed to such terms herein):
Payment of the principal of (and premium, if any) and interest on the Debentures will be made at the Paying Agent office, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Issuer payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such bank account number as may be designated by the Person entitled thereto as specified in the Securities Register in writing not less than ten days before the relevant Interest Payment Date. The office where the Debentures may be presented or surrendered for payment and the office where the Debentures may be surrendered for transfer or exchange and where notices and demands to or upon the Issuer in respect of the Debentures and the Indenture may be served shall be the Paying Agent office.
Section 2.11. No Sinking Fund
The Debentures shall not be subject to any sinking fund or analogous provisions.

Section 2.12. Subordination
The subordination provisions of Article Thirteen of the Indenture shall apply to the Debentures.
Section 2.13. Defeasance
The provisions of Section 10.1(B) of the Indenture (relating to discharge of the Indenture) shall apply to the Debentures.
ARTICLE THREE
Covenants
Section 3.01. Dividend and Other Payment Stoppages
So long as any Debentures remain outstanding, if the Issuer has given notice of its election to defer interest payments on the Debentures but the related Deferral Period has not yet commenced or a Deferral Period is continuing, the Issuer shall not, and shall not permit any Subsidiary to:
(a) declare or pay any dividends or other distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of capital stock of the Issuer;
(b) make any payment of principal of, or interest or premium, if any, on, or repay, purchase or redeem any of the Issuer’s debt securities that rank upon the Issuer’s liquidation on a parity with or junior to the Debentures; or
(c) make any guarantee payments regarding any guarantee issued by the Issuer of securities of any Subsidiary if the guarantee ranks upon the Issuer’s liquidation on a parity with or junior to the Debentures;
provided, however, the restrictions in clauses (a), (b) and (c) above do not apply to:
(i) any purchase, redemption or other acquisition of shares of its capital stock by the Issuer in connection with;
(A) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors, consultants or independent contractors;
(B) the satisfaction of the Issuer’s obligations pursuant to any contract entered into in the ordinary course of business prior to the beginning of the applicable Deferral Period;
(C) a dividend reinvestment or shareholder purchase plan; or

(D) the issuance of shares of the Issuer’s capital stock, or securities convertible into or exercisable for such shares, as consideration in an acquisition transaction, the definitive agreement for which is entered into prior to the applicable Deferral Period;
(ii) any exchange, redemption or conversion of any class or series of the Issuer’s capital stock, or shares of the capital stock of one of its Subsidiaries, for any other class or series of the Issuer’s capital stock, or of any class or series of the Issuer’s indebtedness for any class or series of the Issuer’s capital stock;
(iii) any purchase of fractional interests in shares of the Issuer’s capital stock pursuant to the conversion or exchange provisions of such shares or the securities being converted or exchanged;
(iv) any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto; or
(v) any dividend in the form of stock, warrants, options or other rights where the dividend stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock;
(vi) (A) any payment of current or deferred interest on Pari Passu Securities that is made pro rata to the amounts due on such Pari Passu Securities; provided that such payments are made in accordance with Section 2.06(c)(ii) to the extent it applies, and (B) any payments of principal or current or deferred interest on Pari Passu Securities that, if not made, would cause the Issuer to breach the terms of the instrument governing such Pari Passu Securities; or
(vii) any payment of principal in respect of Pari Passu Securities having the same scheduled maturity date as the Debentures, as required under a provision of such other Pari Passu Securities that is substantially the same as the provisions in Section 2.02(a), and that is made on a pro rata basis among one or more series of Pari Passu Securities having such a provision and the Debentures.
Section 3.02. Additional Limitation on Deferral Over One Year
If any Deferral Period lasts longer than one year, the Issuer may not redeem or purchase any securities of the Issuer that on the Issuer’s bankruptcy or liquidation rank pari passu with or junior to any of its Qualifying APM Securities the proceeds of which were applied, pursuant to Section 2.06, to fund deferred interest on the Debentures during the relevant Deferral Period until the first anniversary of the date on which all deferred interest on the Debentures has been paid. However, if the Issuer is involved in a Business Combination where immediately after its consummation more than 50% of the voting shares of the surviving entity of such Business Combination, or the Person to whom all or substantially all of the Issuer’s properties or assets are conveyed, transferred or leased in such Business Combination, is owned, directly or indirectly, by the shareholders of the other party to such Business Combination, then the immediately preceding sentence shall not apply during the Deferral Period that is terminated on the next Interest Payment Date following the date of consummation of such Business Combination.

ARTICLE FOUR
Redemption of the Debentures
Section 4.01. Redemption Price
The Debentures shall be redeemable in accordance with Article Twelve of the Indenture. The Debentures are redeemable in whole or in part at the option of the Issuer at any time and from time to time after the date of this First Supplemental Indenture. In the case of any redemption, the Redemption Price shall be equal to (1) in the case of any redemption on or after June 15, 2017, 100% of the principal amount of the Debentures being redeemed plus accrued and unpaid interest to the Redemption Date or (2) in the case of any redemption prior to June 15, 2017, the greater of (i) 100% of the principal amount of the Debentures being redeemed plus accrued and unpaid interest to the Redemption Date and (ii) the Make-Whole Redemption Price (the price set forth in (1) or (2), as applicable, the “Redemption Price”). If a proposed redemption of Debentures is not to be for all of the Debentures in whole, the Issuer may not effect such redemption unless at least $25,000,000 aggregate principal amount of the Debentures, excluding any Debentures held by the Issuer or any of its affiliates, remains outstanding after giving effect to such redemption. The date on which Debentures are to be redeemed pursuant hereto is referred to as the “Redemption Date”.
Section 4.02. Limitation on Partial Redemption
Notwithstanding the foregoing, the Issuer may not redeem the Debentures in part if the principal amount of the Debentures has been accelerated pursuant to Section 5.1 of the Indenture (as amended by Section 2.07(a) hereof) and such acceleration has not been rescinded. In addition, the Issuer may not redeem the Debentures in part unless all accrued and unpaid interest, including deferred interest, has been paid in full on all Outstanding Debentures for all Interest Periods terminating on or before the Redemption Date.
ARTICLE FIVE
Repayment of Debentures
Section 5.01. Repayments
The Issuer, not more than 15 nor less than ten Business Days prior to each Repayment Date (unless a shorter notice shall be satisfactory to the Trustee), shall notify the Trustee of the principal amount of Debentures to be repaid on such date pursuant to Section 2.02(a).
Section 5.02. Selection of the Debentures to be Repaid
If less than all the Debentures are to be repaid on any Repayment Date (unless the Debentures are issued in the form of a Global Security), the particular Debentures to be repaid shall be selected not more than 60 days prior to such Repayment Date by the Trustee, from the Outstanding Debentures not previously repaid or called for redemption, by such method as then may be required by law or if no such legal requirement shall then exist, by lot or such other method as the Trustee shall deem fair and appropriate and which may provide for the selection for redemption of a portion of the principal amount of any Debentures, provided that the portion of the principal amount of any Debentures not repaid shall be in an authorized denomination (which shall not be less than the minimum authorized denomination).
The Trustee shall promptly notify the Issuer in writing of the Debentures selected for partial repayment and the principal amount thereof to be repaid. For all purposes hereof, unless the context otherwise requires, all provisions relating to the repayment of Debentures shall relate, in the case of any Debentures repaid or to be repaid only in part, to the portion of the principal amount of such Debentures which has been or is to be repaid.
Section 5.03. Notice of Repayment
Notice of repayment shall be given by first-class mail, postage prepaid, mailed not earlier than the 60th day, and not later than the 30th day, prior to the Repayment Date, to each Holder of Debentures to be repaid, at the address of such Holder as it appears in the Security Register.
Each notice of repayment shall identify the Debentures to be repaid (including the Debentures’ CUSIP number, if a CUSIP number has been assigned to the Debentures) and shall state:
(a) the Repayment Date;
(b) if less than all Outstanding Debentures are to be repaid, the identification (and, in the case of partiarepayment, the respective principal amounts) of the particular Debentures to be repaid;
(c) that on the Repayment Date, the principal amount of the Debentures to be repaid will become due and payable upon each such Debentures or portion thereof, and that interest thereon, if any, shall cease to accrue on and after said date; and
(d) the place or places where such Debentures are to be surrendered for payment of the principal amount thereof.
Notice of repayment shall be given by the Issuer or, if the Issuer timely notifies the Trustee, at the Issuer’s request, by the Trustee in the name and at the expense of the Issuer and shall be irrevocable. The notice, if mailed in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holders receive such notice. In any case, a failure to give such notice by mail or any defect in the notice to any Holder of any Debentures designated for repayment as a whole or in part shall not affect the validity of the proceedings for the repayment of any other Debentures.
Section 5.04. Deposit of Repayment Amount
Prior to 11:00 a.m. New York City time on the Repayment Date specified in the notice of repayment given as provided in Section 5.03, the Issuer will deposit with the Trustee or with one or more Paying Agents (or if the Issuer is acting as its own Paying Agent, the Issuer will segregate and hold in trust as provided in Section 3.4 of the Indenture) an amount of money, in immediately available funds, sufficient to pay the principal amount of, and any accrued interest on, all the Debentures which are to be repaid on that date.

Section 5.05. Repayment of Debentures
If any notice of repayment has been given as provided in Section 5.03, the Debentures or portion of the Debentures with respect to which such notice has been given shall become due and payable on the date and at the place or places stated in such notice. On surrender of such Debentures at a place of payment in said notice specified, the said Debentures or the specified portions thereof shall be paid by the Issuer at their principal amount, together with accrued interest to but excluding the Repayment Date; provided that, except in the case of a repayment in full of all Outstanding Debentures, installments of interest due on or prior to the Repayment Date will be payable to the Holders of such Debentures, registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of Section 3.1 of the Indenture.
Upon surrender of any Debentures repaid in part only, the Issuer shall execute and the Trustee shall authenticate and make available for delivery to the Holders thereof, at the expense of the Issuer, a new Debenture, of authorized denominations, in aggregate principal amount equal to the portion of the Debentures not repaid and so presented and having the same Scheduled Maturity Date and other terms. If a Global Security is so surrendered, such new Debentures will be a new Global Security.
If any Debentures required to be repaid shall not be so repaid upon surrender thereof, the principal of such Debentures shall bear interest from the applicable Repayment Date until paid at the rate prescribed therefor in the Debentures.
ARTICLE SIX
Original Issue of Debentures
Section 6.01. Calculation of Original Issue Discount
If during any calendar year any original issue discount shall have accrued on the Debentures, the Issuer shall file with each Paying Agent (including the Trustee if it is a Paying Agent) promptly at the end of each calendar year (a) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Securities as of the end of such year and (b) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time.
ARTICLE SEVEN
Supplemental Indentures
Section 7.01. Supplemental Indentures Without Consent of Holders
Solely for purposes of the Debentures, Section 8.1 of the Indenture shall be deleted and replaced with the following (capitalized terms used in the following text that are not defined in the Indenture but are defined herein shall have the meanings ascribed to such terms herein):

SECTION 8.1. Supplemental Indentures Without Consent of Holders
Without the consent of any Holders, the Issuer, when authorized by a resolution of the Board of Directors, and the Trustee, at any time and from time to time, may supplement or amend the Indenture and this First Supplemental Indenture for any of the following purposes:
(1) to evidence the succession of another Person to the Issuer and the assumption by any such successor of the covenants of the Issuer herein and in the Debentures; or
(2) to add to or modify the covenants of the Issuer for the benefit of the Holders of Debentures or to surrender any right or power herein conferred upon the Issuer; provided that no such amendment or modification may add Events of Default or acceleration events with respect to the Debentures; or
(3) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the Debentures; or
(4) to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein or in any supplemental indenture, or to make any other provisions with respect to matters or questions arising under this Indenture, provided such action shall not adversely affect the interests of the Holders of Debentures in any material respect; or
(5) to make any changes to the Indenture or this First Supplemental Indenture in order to conform the Indenture and this First Supplemental Indenture to the final prospectus supplement provided to investors in connection with the offering of the Debentures.
ARTICLE EIGHT
Miscellaneous
Section 8.01. Effectiveness
This First Supplemental Indenture will become effective upon its execution and delivery.
Section 8.02. Successors and Assigns
All covenants and agreements in the Indenture, as supplemented and amended by this First Supplemental Indenture, by the Issuer shall bind its successors and assigns, whether so expressed or not.

Section 8.03 Effect of Recitals
The recitals contained herein and in the Debentures, except the Trustee’s certificates of authentication, shall be taken as the statements of the Issuer, and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the Debentures. The Trustee shall not be accountable for the use or application by the Issuer of the Debentures or the proceeds thereof.
Section 8.04. Ratification of Indenture
The Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.
Section 8.05. Governing Law
This First Supplemental Indenture and the Debentures shall be governed by and construed in accordance with the laws of the State of New York.
Section 8.06. Severability
If any provision of the Indenture, as supplemented and amended by this First Supplemental Indenture, shall be held or deemed to be or shall, in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatever.
* * *
This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

THE PROGRESSIVE CORPORATION

By:	/s/ Thomas A. King
Name: Title:	Thomas A. King Vice President and Treasurer

By:	/s/ Charles E. Jarrett
Name: Title:	Charles E. Jarrett Vice President, Secretary and Chief Legal Officer

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:	/s/ L. Garcia
Name: Title:	Linda Garcia Vice President

EXHIBIT A
FORM OF DEBENTURES
The Debentures are to be substantially in the following form and shall bear the following legend and shall include the Trustee’s certificate of authentication in the form required by Section 2.2 of the Base Indenture:
[If a Global Security:] [THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.]

No. •	Principal Amount: $•
Issue Date: •	CUSIP: 743315 AM5
THE PROGRESSIVE CORPORATION
6.70% FIXED-TO-FLOATING RATE
JUNIOR SUBORDINATED DEBENTURES DUE 2067
The Progressive Corporation, a corporation organized and existing under the laws of the State of Ohio (hereinafter called the “Issuer”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to • [If Global Security:] [Cede & Co.,] or registered assigns, the principal sum of • dollars ($•) as may be revised from time to time on Schedule I hereto on June 15, 2037, or if such day is not a Business Day, the following Business Day (the “Scheduled Maturity Date”) or any subsequent Interest Payment Date (as defined in the First Supplemental Indenture) to the extent set forth in the First Supplemental Indenture. If that amount is not paid in full on the Scheduled Maturity Date or any subsequent Interest Payment Date, the remaining principal amount will be due and payable on the Final Maturity Date. The Final Maturity Date will be June 15, 2067, or if such day is not a Business Day, the following Business Day.
The Issuer further promises to pay interest on said principal sum from and including June 21, 2007, or from and including the most recent Interest Payment Date on which interest has been paid or duly provided for, until the principal thereof is paid or made available for payment semi-annually (subject to deferral as set forth herein) in arrears on June 15 and December 15 of each year, commencing on December 15, 2007 and ending on June 15, 2017, at the rate of 6.70% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months), and thereafter to pay interest on said outstanding principal sum quarterly in arrears on March 15, June 15, September 15, and December 15 of each year, commencing on September 15, 2017 at a floating annual rate equal to Three-Month LIBOR (as defined in the First Supplemental Indenture) plus 2.0175% (computed on the basis of a 360-day year and the actual number of days elapsed in the 360-day year). Accrued interest that is not paid on the applicable Interest Payment Date, including interest deferred pursuant to Section 2.05 of the First Supplemental Indenture, will bear Additional Interest, to the extent permitted by law, at the interest rate in effect from time to time provided in Section 2.04(a) of the First Supplemental Indenture, from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date.
In the event that any Semi-Annual Interest Payment Date on which interest is payable on this Security is not a Business Day, then payment of the interest payable on such date will be made on the immediately succeeding day that is a Business Day (and, in the case of payments on or prior to June 15, 2017, without any interest or other payment in respect of any such delay) with the same force and effect as if made on the date the payment was originally payable. In the event that any Quarterly Interest Payment Date on which interest is payable on this Security is not a Business Day, then payment of the interest payable on such date shall be postponed to the immediately succeeding day that is a Business Day, provided that if such Business Day is in the immediately succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day, and interest will accrue to but excluding the date on which the interest is actually paid. A “Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or (iii) on or after June 15, 2017, a day that is not a London Banking Day. “London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date, as provided in the Indenture, will be paid to the Person in whose name this Security (or one or more predecessor securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be June 1 or December 1, as the case may be, immediately preceding such Interest Payment Date until June 15, 2017 (whether or not a Business Day), and shall be March 1, June 1, September 1 and December 1, as the case may be, immediately preceding the relevant Interest Payment Date after June 15, 2017. Any such interest installment not so punctually paid or duly provided for (other than interest deferred in accordance with the next paragraph) shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more predecessor securities) is registered at the close of business on a special record date for the payment of such Additional Interest on such date to be fixed by the Trustee (the “Special Record Date”), notice whereof shall be given to Holders of Securities of this series not less than ten days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.
The Issuer shall have the right at any time or from time to time during the term of this Security to defer payment of interest on this Security for one or more consecutive Interest Periods (each a “Deferral Period”) that do not exceed ten years for the applicable Deferral Period, during which Deferral Periods the Issuer shall have the right, subject to Sections 2.05 and 2.06 of the First Supplemental Indenture, to make partial payments of interest on any Interest Payment Date, and at the end of which the Issuer shall pay all interest then accrued and unpaid; provided, however, that no Deferral Period shall extend beyond the Final Maturity Date or the earlier repayment or redemption in full of the Securities. Upon the termination of any Deferral

Period and upon the payment of all deferred interest then due, the Issuer may elect to begin a new Deferral Period, subject to the above requirements. Except as provided in Section 2.06 of the First Supplemental Indenture, no interest shall be due and payable during a Deferral Period except at the end thereof.
So long as any Securities remain outstanding, if the Issuer has given notice of its election to defer interest payments on the Securities but the related Deferral Period has not yet commenced or a Deferral Period is continuing, the Issuer shall not, and shall not permit any Subsidiary to, (i) declare or pay any dividends or other distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of the Issuer’s capital stock, (ii) make any payment of principal of, or interest or premium, if any, on or repay, purchase or redeem any debt securities of the Issuer that rank upon the Issuer’s liquidation on a parity with this Security (including this Security, the “Pari Passu Securities”) or junior to this Security or (iii) make any guarantee payments regarding any guarantee issued by the Issuer of securities of any Subsidiary if the guarantee ranks upon the Issuer’s liquidation on a parity with or junior to this Security (other than (a) any purchase, redemption or other acquisition of shares of its capital stock by the Issuer in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors, consultants or independent contractors, (2) the satisfaction of the Issuer’s obligations pursuant to any contract entered into in the ordinary course of business prior to the beginning of the applicable Deferral Period, (3) a dividend reinvestment or shareholder purchase plan, or (4) the issuance of shares of the Issuer’s capital stock, or securities convertible into or exercisable for such shares, as consideration in an acquisition transaction entered into prior to the applicable Deferral Period, (b) any exchange, redemption or conversion of any class or series of the Issuer’s capital stock, or the capital stock of one of its Subsidiaries, for any other class or series of its capital stock, or of any class or series of its indebtedness for any class or series of its capital stock, (c) any purchase of fractional interests in shares of the Issuer’s capital stock pursuant to the conversion or exchange provisions of such shares or the securities being converted or exchanged, (d) any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto, (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock, (f) (1) any payment of current or deferred interest on Pari Passu Securities that is made pro rata to the amounts due on such Pari Passu Securities (including the this Security); provided that such payments are made in accordance with Section 2.06(c)(ii) of the First Supplemental Indenture to the extent it applies, and (2) any payments of principal or current or deferred interest on Pari Passu Securities that, if not made, would cause the Issuer to breach the terms of the instrument governing such Pari Passu Securities; or (g) any payment of principal in respect of Pari Passu Securities having the same scheduled maturity date as this Security, as required under a provision of such other Pari Passu Securities that is substantially the same as the provisions in Section 2.02(a) of the First Supplemental Indenture, and that is made on a pro rata basis among one or more series of Pari Passu Securities (including this Security) having such a provision. In addition, if any Deferral Period lasts longer than one year, the Issuer may not redeem or purchase any securities of the Issuer that on the Issuer’s bankruptcy or liquidation rank pari passu or junior to any of its Qualifying APM Securities the proceeds of which were used to settle deferred interest on the

Debentures during the relevant Deferral Period until the first anniversary of the date on which all deferred interest on this Security has been paid. However, if the Issuer is involved in a Business Combination where immediately after its consummation more than 50% of the voting shares of the surviving entity of such Business Combination, or the Person to whom all or substantially all of the Issuer’s properties or assets are conveyed, transferred or leased in such Business Combination, is owned, directly or indirectly, by the shareholders of the other party to such Business Combination, then the immediately preceding sentence will not apply during the Deferral Period that is terminated on the next Interest Payment Date following the date of consummation of such Business Combination.
The Issuer shall give written notice of its election to commence or continue any Deferral Period to the Trustee and the Holders of all Securities then Outstanding at least one Business Day and not more than 60 Business Days before the next Interest Payment Date. Such notice shall be given to the Trustee and each Holder of this Security at such Holder’s address appearing in the Security Register by first-class mail, postage prepaid.
Payment of the principal of (and premium, if any) and interest on this Security will be made at the paying agency office or agency of the Issuer maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Issuer, payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such bank account number as may be designated by the Person entitled thereto as specified in the Securities Register in writing not less than ten days before the relevant Interest Payment Date.
The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on such Holder’s behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee such Holder’s attorney-in-fact for any and all such purposes. Each Holder hereof, by such Holder’s acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.
The Issuer and, by acceptance of this Security or a beneficial interest in this Security, each Holder hereof and any person acquiring a beneficial interest herein, agree that for United States federal, state and local tax purposes, it is intended that this Security constitute indebtedness.
Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

THE PROGRESSIVE CORPORATION

By:
Name: Title:
TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory
Dated: _____________________________

(FORM OF REVERSE OF DEBENTURES)
This Security is one of a duly authorized issue of securities of the Issuer (herein called the “Securities”), issued and to be issued in one or more series under the Junior Subordinated Indenture, dated as of June 21, 2007 (herein called the “Base Indenture”), between the Issuer and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of June 21, 2007, between the Issuer and the Trustee (the “First Supplemental Indenture”, and together with the Base Indenture, the “Indenture”), to which Indenture and all other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Issuer and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. By the terms of the Indenture, the Securities are issuable in series that may vary as to amount, date of maturity, rate of interest, rank and in any other respect provided in the Indenture.
All terms used in this Security that are defined in the Indenture shall have the meanings assigned to them in the Indenture.
The Securities shall be redeemable at the option of the Issuer in accordance with the terms of the Indenture. The Securities are redeemable in whole or in part at the option of the Issuer at any time after the date hereof. In the case of any redemption, the Redemption Price shall be equal to (1) in the case of any redemption on or after June 15, 2017, 100% of the principal amount of the Securities being redeemed plus accrued and unpaid interest to the Redemption Date or (2) in the case of any redemption prior to June 15, 2017, the greater of (i) 100% of the principal amount plus accrued and unpaid interest to the Redemption Date, and (ii) the Make-Whole Redemption Price. If the Securities are not redeemed in whole, the Issuer may not effect such redemption unless at least $25 million aggregate principal amount of the Securities, excluding any Securities held by the Issuer or any of its affiliates, remains outstanding after giving effect to such redemption.
Notwithstanding the foregoing, the Issuer may not redeem the Securities in part if the principal amount of the Securities has been accelerated pursuant to Section 5.1 of the Base Indenture (as amended by Section 2.07(a) of the First Supplemental Indenture) and such acceleration has not been rescinded. In addition, the Issuer may not redeem the Securities in part unless all accrued and unpaid interest, including deferred interest, has been paid in full on all Outstanding Securities for all Interest Periods terminating on or before the Redemption Date.
No sinking fund is provided for the Securities.
The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Issuer with certain conditions set forth in the Indenture.
The Indenture permits, with certain exceptions as therein provided, the Issuer and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Issuer and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the

Outstanding Securities to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Securities, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
As provided in and subject to the provisions of the Indenture, (i) if an Event of Default (other than an Event of Default relating to certain insolvency events, as set forth in the Indenture) with respect to the Securities at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities may declare the entire principal amount and all accrued but unpaid interest of all the Securities to be due and payable immediately, by a notice in writing to the Issuer (and to the Trustee if given by Holders), and (ii) if an Event of Default relating to insolvency events as set forth in the Indenture occurs, the principal amount of the Securities shall automatically become due and payable; provided that in any such case the payment of principal and interest (including any Additional Interest) on such Securities shall remain subordinated to the extent provided in Article Eleven of the Base Indenture.
The Holder of this Security, by such Holder’s acceptance hereof, agrees that if a bankruptcy event of the Issuer shall occur prior to the redemption or repayment of such Securities, such Holder shall have no claim for, and thus no right to receive, any deferred interest pursuant to Section 2.05 of the First Supplemental Indenture that has not been paid pursuant to Sections 2.05 and 2.06 of the First Supplemental Indenture to the extent the amount of such interest exceeds the sum of (x) interest that relates to the earliest two years of the portion of the Deferral Period for which interest has not been paid and (y) an amount equal to such Holder’s pro rata share of the excess, if any, of the Preferred Shares Issuance Cap over the aggregate amount of net proceeds from the sale of Qualifying Non-Cumulative Preferred Shares and unconverted Mandatorily Convertible Preferred Shares that has been applied to fund deferred interest pursuant to the alternative payment mechanism set forth in Section 2.06 of the First Supplemental Indenture; provided that each Holder is deemed to agree that to the extent the remaining claim exceeds the amount set forth in clause (x), the amount it receives in respect of such excess shall not exceed the amount it would have received had the claim for such excess ranked pari passu with the interests of the holders, if any, of Qualifying Non-Cumulative Preferred Shares.
No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.
As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Issuer maintained under Section 3.2 of the Base Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
Prior to due presentment of this Security for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee shall have the right to treat and shall treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Issuer, the Trustee nor any such agent shall be affected by notice to the contrary.
The Securities are issuable only in registered form without coupons in minimum denominations of $1,000 and any integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities are exchangeable for a like aggregate principal amount of Securities of a different authorized denomination, as requested by the Holder surrendering the same.
The Issuer and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Security agree to treat for United States Federal income tax purposes (i) the Securities as indebtedness of the Issuer, and (ii) the stated interest on the Securities as ordinary interest income that is includible in the Holder’s or beneficial owner’s gross income at the time the interest is paid or accrued in accordance with the Holder’s or beneficial owner’s regular method of tax accounting, and otherwise to treat the Securities as described in the final prospectus supplement provided to investors in connection with the offering of the Securities.
THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
This is one of the Securities referred to in the within mentioned Indenture.

ASSIGNMENT
FOR VALUE RECEIVED, the undersigned assigns and transfers this Security to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)
agent to transfer this Security on the books of the Securities Registrar. The agent may substitute another to act for him or her.

Dated:	Signature:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Security)
Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Securities Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Securities Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE I
SCHEDULE OF PRINCIPAL AMOUNT REDUCTIONS
Principal amount of Debentures outstanding represented by this Security as of , : $ .
Thereafter, the following decreases have been made:

Date of Repayment, Redemption or Purchase	Principal Amount Repaid, Redeemed or Purchased	Principal Amount Remaining	Notation Made by or on Behalf of the Trustee
	$	$